AMERICAN REALTY CAPITAL DAILY NET ASSET VALUE TRUST, INC.
QUARTERLY PRICING SUPPLEMENT, DATED APRIL 1, 2015,
TO THE PROSPECTUS, DATED JULY 22, 2014

Quarterly Pricing Supplement
(unaudited)

On April 1, 2015, our net asset value (“NAV”) per institutional share is $9.944 and our NAV per retail share is $10.207.

The following sets forth the calculation of NAV for each of the institutional shares and retail shares:

Net Asset Value as of January 2, 2015:	$24,919,092.53

Net Assets as of April 1, 2015:
Real Estate Properties, at Fair Value	$36,820,000.00
Non-Real Estate Assets (1)
Cash and Cash Equivalents	1,349,489.91
Receivable from Advisor	4,387,222.00
Prepaid and Other Costs	401,851.42
Total Assets	42,958,563.33
Liabilities
Financing	16,436,833.58
Deferred Revenue	148,160.24
Redemptions Payable	-
Other Liabilities (1)	860,273.57
Total liabilities	17,445,267.39
Net Asset Value	$25,513,295.94

(1)     As described in “Valuation Policies” in our Prospectus, the Company estimates operating income and certain expenses and adds, or deducts, the daily accrual of such estimated expenses in determining NAV. Any operating income or such expense items that exceed the amount of such estimates will be adjusted monthly on a going forward basis.

The Real Estate Properties have initially been valued at cost.  After such initial valuations, the value of the Real Estate Properties will be determined taking into consideration the valuations performed by Duff & Phelps, LLC, an independent valuation firm retained by us, which will be performed on each property at least one calender quarter after its acquisition.

Quarterly Adjustment and Calculation of NAV

Institutional Shares

NAV
Net Asset Value for Institutional shares as of January 2, 2015:	$12,968,024.32 ($9.944)
Share Purchases and Redemptions for the quarter ended April 1, 2015:
Share Purchases	662,226.06
Share Redemptions	(157,000.95)
Activity for the quarter ended April 1, 2015: (2)
Accrual of Portfolio Revenue	346,009.58
Accrual of Asset Management Fee	-
Accrual of Other Expenses (3)	(330,207.86)
Accrual of Organizational and Offering Expenses	(16,267.37)
Change in NAV due to Gains (Losses) (Realized and Unrealized) on Assets and Liabilities subsequent to January 2, 2015	-
Ending NAV on April 1, 2015 (per institutional share)	$13,472,783.78 ($9.944)

Retail Shares
NAV
Net Asset Value for Retail shares as of January 2, 2015:	$11,951,068.21 ($10.188)
Share Purchases and Redemptions for the quarter ended April 1, 2015:
Share Purchases	214,191.59
Share Redemptions	(148,002.83)
Activity for the quarter ended April 1, 2015: (2)
Accrual of Portfolio Revenue	311,615.99
Accrual of Asset Management Fee	-
Accrual of Other Expenses (3)	(272,242.60)
Accrual of Organizational and Offering Expenses	(16,118.20)
Change in NAV due to Gains (Losses) (Realized and Unrealized) on Assets and Liabilities subsequent to January 2, 2015	-
Ending NAV on April 1, 2015 (per retail share)	$12,040,512.16 ($10.207)

(2)	The beginning NAV and the quarterly activity have been allocated between the institutional shares and the retail shares in proportion to the NAV of the institutional shares and the retail shares on the corresponding NAV date.

(3)	Other Expenses, consist of all of our operating and administrative expenses, other than asset management fees and organizational and offering expenses.

The NAV per share for a particular day can be found on our website at www.arcdailynav.com or by calling our toll-free, automated telephone line at 1-866-532-4743.

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Below is the NAV per share for each of the institutional shares and the retail shares for each day subsequent to our last pricing supplement.

Date	NAV per institutional share	NAV per retail share
January 5, 2015	$9.944	$10.188
January 6, 2015	$9.944	$10.189
January 7, 2015	$9.944	$10.189
January 8, 2015	$9.944	$10.189
January 9, 2015	$9.944	$10.189
January 12, 2015	$9.944	$10.190
January 13, 2015	$9.944	$10.190
January 14, 2015	$9.944	$10.190
January 15, 2015	$9.944	$10.190
January 16, 2015	$9.944	$10.191
January 20, 2015	$9.944	$10.191
January 21, 2015	$9.944	$10.192
January 22, 2015	$9.944	$10.192
January 23, 2015	$9.944	$10.192
January 26, 2015	$9.944	$10.193
January 27, 2015	$9.944	$10.193
January 28, 2015	$9.944	$10.193
January 29, 2015	$9.944	$10.194
January 30, 2015	$9.944	$10.194
February 2, 2015	$9.944	$10.195
February 3, 2015	$9.944	$10.195
February 4, 2015	$9.944	$10.195
February 5, 2015	$9.944	$10.195
February 6, 2015	$9.944	$10.196
February 9, 2015	$9.944	$10.196
February 10, 2015	$9.944	$10.196
February 11, 2015	$9.944	$10.197
February 12, 2015	$9.944	$10.197
February 13, 2015	$9.944	$10.197
February 17, 2015	$9.944	$10.198
February 18, 2015	$9.944	$10.198
February 19, 2015	$9.944	$10.198
February 20, 2015	$9.944	$10.198
February 23, 2015	$9.944	$10.199
February 24, 2015	$9.944	$10.199
February 25, 2015	$9.944	$10.200
February 26, 2015	$9.944	$10.200
February 27, 2015	$9.944	$10.200
March 2, 2015	$9.944	$10.201
March 3, 2015	$9.944	$10.201
March 4, 2015	$9.944	$10.201
March 5, 2015	$9.944	$10.201
March 6, 2015	$9.944	$10.202
March 9, 2015	$9.944	$10.202
March 10, 2015	$9.944	$10.203
March 11, 2015	$9.944	$10.203
March 12, 2015	$9.944	$10.203
March 13, 2015	$9.944	$10.203
March 16, 2015	$9.944	$10.204
March 17, 2015	$9.944	$10.204
March 18, 2015	$9.944	$10.205
March 19, 2015	$9.944	$10.205
March 20, 2015	$9.944	$10.205
March 23, 2015	$9.944	$10.206
March 24, 2015	$9.944	$10.206
March 25, 2015	$9.944	$10.206
March 26, 2015	$9.944	$10.206
March 27, 2015	$9.944	$10.206
March 30, 2015	$9.944	$10.207
March 31, 2015	$9.944	$10.207
April 1, 2015	$9.944	$10.207

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